Exhibit 10.1

KURA SUSHI USA, INC.

2018 Incentive Compensation Plan

Performance Restricted Stock Unit Award Notice and Award Agreement (“Award Agreement”)

PART I

[Mr.][Ms.] "First" "Middle" "Last"

Effective _________ (“Award Date”), you have been granted a Performance Restricted Stock Unit Award of ____ units (“Awarded Performance RSUs”) of KURA SUSHI USA, INC., a Delaware corporation (the “Company”) under the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended and restated as of January 29, 2021 (the “Plan”), as further specified in Appendix A of this Award Agreement (including upward and downward adjustments to the amount of Awarded Performance RSUs). These Awarded Performance RSUs are not vested, and not settled in Shares, until both the Service Condition and the Performance Condition are satisfied.

The Service Condition and the Performance Condition will be determined as of the date below with respect to the Awarded Performance RSUs:

Number of Awarded Performance RSUs	Vesting Date

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement (including PART I and PART II), all of which are made a part of this document.

KURA SUSHI USA, INC.

Signature: ________________________________________ Date: ________________________

Print Name:

Title:

PARTICIPANT

Signature: ________________________________________ Date: ______________________________

Print Name: "First" "Middle" "Last"

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PART II

General Terms and Conditions

Section 1.
General Terms.
(a)
Size and Type of Award. The Awarded Performance RSUs are listed in Part I of this Award Agreement (“Award Notice”) and are subject to all the terms and conditions of the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended and restated as of January 29, 2021 (the “Plan”).
(b)
Form and Time of Payment. Awarded Performance RSUs that vest will be paid in the form of Shares, on the basis of one (1) Share for each vested Awarded Performance RSU, as soon as administratively practicable after the Vesting Date but in no event later than thirty (30) days after the Vesting Date.
(c)
Service Your Continuous Service constitutes adequate consideration for the issuance of the Awarded Performance RSUs to you, but the vesting conditions described below will nevertheless determine your right to payment of vested Awarded Performance RSUs.
Section 2.
Vesting.
(a)
Vesting Date. The vesting date (the “Vesting Date”) for your Awarded Performance RSUs is specified in the Award Notice. On the Vesting Date, subject to the provisions of this Award Agreement (including Section 1(b) above and Section 2(b) below), you will be entitled to the Shares to be issued upon settlement of your Awarded Performance RSUs.
(b)
Vesting Conditions. There are two conditions you must satisfy before your Awarded Performance RSUs will vest:

(i) You must, except as otherwise provided in Section 2(d) below, remain in Continuous Service from the Award Date through the Vesting Date (the “Service Condition”); and

(ii) The performance goals specified in Appendix A of this Award Agreement (the “Performance Goals”) must be met as of the end of the Performance Period as determined by the Committee in accordance with the terms of the Plan (the “Performance Condition”).

(c)
Forfeitures. Except as otherwise provided herein, if you terminate Continuous Service prior to the Vesting Date, you will forfeit any Awarded Performance RSUs that are scheduled to vest on or after such termination of Continuous Service date. When you forfeit Awarded Performance RSUs, all of your interest in the unvested Awarded Performance RSUs will be automatically canceled.
(d)
Death or Disability; Termination without Cause. If your Continuous Service ends due to death or Disability or termination by the Company without Cause, your Service Condition will be deemed satisfied and all of the Awarded Performance RSUs will remain in effect subject to the Performance Condition.
Section 3.
Dividend Equivalents. Any Dividend Equivalents relating to the Awarded Performance RSUs will be accounted for and paid to you, at the time specified in Section 1(b) above, in whole Shares, if, as, and when the related Awarded Performance RSUs become vested (with any amounts that would result in fractional Shares being paid to you in cash).

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Section 4.
Voting. You will not have the right to vote, or direct the voting of, Shares until they are issued upon settlement of vested Awarded Performance RSUs.
Section 5.
No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of Continuous Service. You may be dismissed or otherwise dealt with as though this Award Agreement had not been entered into.
Section 6.
Taxes. Where you or any other person is entitled to receive the Shares to be issued upon settlement of vested Awarded Performance RSUs pursuant to this Award Agreement, the Company shall have the right to require you or such other person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld. Section 9(e) of the Plan is incorporated by reference herein.
Section 7.
Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or when deposited in the United States mail, registered, postage prepaid, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Participant, to the Participant’s address as shown in the Company’s records.

If to the Committee:

Kura Sushi USA, Inc.

17461 Derian Ave., Suite 200

Irvine, CA 92614

Attention: Committee and Company Secretary

Section 8.
Restrictions on Transfer. The Awarded Performance RSUs granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.
Section 9.
Successors and Assigns. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and their respective heirs, successors and assigns.
Section 10.
Construction of Language. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.
Section 11.
Governing Law. This Award Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law.
Section 12.
Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.
Section 13.
Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between

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the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Award other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Agreement.

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Appendix A to Performance Restricted Stock Unit Award Notice and Award Agreement

Participant:	___________
Award Number:	___________
Award Date:	___________
Awarded Performance RSUs (at Target Performance Level):	___________
Vesting Date:	___________
Performance Period:	___________
Performance Goals:

General & Administrative Expenses as a % of Sales (33 1/3% weight); Average Annual Restaurant Level Operating Profit Margin (33 1/3% weight); and Average Annual Same Store Sales Growth (33 1/3% weight)

Section 1. Performance Goals. The Performance Goals applicable to the Awarded Performance RSUs with respect to the Performance Period are as follows:

a. G&A. The G&A as a % of Sales at the conclusion of the three-year Performance Period, must be no greater than ____% to earn any payout for that performance metric (the “G&A Minimum Performance Level”). If the G&A as a % of Sales at the conclusion of the three-year Performance Period is more than the G&A Minimum Performance Level percentage, then there shall be no payout with respect to the G&A Performance Goal. If the G&A as a % of Sales at the conclusion of the three-year Performance Period is less than the G&A Minimum Performance Level percentage, then the payout percentage with respect to the G&A Performance Goal shall be as follows, and shall be determined as of the end of the Performance Period:

		G&A Minimum Performance Level	G&A Target Performance Level	G&A Maximum Performance Level
Performance Goal	Weight	50% Payout	100% Payout	150% Payout
G&A	33 1/3%

Linear interpolation shall be used to calculate payout percentages not specifically listed above, except that (i) for performance above the G&A Minimum Performance Level percentage, the payout percentage shall be 0%; and (ii) for performance below the G&A Maximum Performance Level percentage, the payout percentage shall be 150%.

b. Average Annual Restaurant Level Operating Profit Margin. The average annual restaurant level operating profit margin during the Performance Period (the “RLOP”), must be at least ____% (the “RLOP Minimum Performance Level”). If the RLOP is less than the RLOP Minimum Performance Level, then there shall be no payout with respect to the RLOP Performance Goal. If the RLOP is greater than the RLOP Minimum Performance Level, then the payout percentage with respect to the RLOP Performance Goal shall be as follows:

		RLOP Minimum Performance Level	RLOP Target Performance Level	RLOP Maximum Performance Level
Performance Goal	Weight	50% Payout	100% Payout	150% Payout
RLOP	33 1/3%

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Linear interpolation shall be used to calculate payout percentages not specifically listed above, except that (i) for performance below the RLOP Minimum Performance Level, the payout percentage shall be 0%; and (ii) for performance above the RLOP Maximum Performance Level, the payout percentage shall be 150%.

c. Average Annual Same Store Sales Growth. The Average Annual Same Store Sales Growth during the Performance Period (the “AASSSG”) must be at least ____% (the “AASSSG Minimum Performance Level”). If the AASSSG during the Performance Period is less than the AASSSG Minimum Performance Level, then there shall be no payout with respect to the AASSSG Performance Goal. If the AASSSG during the Performance Period is greater than the AASSSG Minimum Performance Level, then the payout percentage with respect to the AASSSG Performance Goal shall be as follows:

		AASSSG Minimum Performance Level	AASSSG Target Performance Level	AASSSG Maximum Performance Level
Performance Goal	Weight	50% Payout	100% Payout	150% Payout
AASSSG	33 1/3%

Linear interpolation shall be used to calculate payout percentages not specifically listed above, except that (i) for performance below the AASSSG Minimum Performance Level, the payout percentage shall be 0%; and (ii) for performance above the AASSSG Maximum Performance Level, the payout percentage shall be 150%.

d. Payout. The total payout percentage shall be determined as of the end of the Performance Period by the Committee after consideration of the actual performance of each established performance metric. This is calculated by taking the sum of the payout percentages applicable to each performance metric multiplied by the weighting applied to each Performance Goal: G&A, RLOP and AASSSG. Except as otherwise provided in Sections 2 and 3 of this Appendix A, such total payout percentage shall be applied to the number of Awarded Performance RSUs to determine the payout.

Section 2. Adjustments by Committee. The Committee may provide for inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded.

Section 3. General Committee Authority. The Committee has the authority to determine whether and to what extent the Performance Goals have been met as of the end of the Performance Period in accordance with the terms and conditions of the Plan and this Award Agreement, to determine the amount of the payout, if any, following the end of the Performance Period in accordance with the terms and conditions of the Plan and this Award Agreement, and to interpret the terms and conditions of the Plan and this Award Agreement. Any payout to be settled in Shares shall be rounded, up or down, to the nearest number of whole Shares.

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